OPERATING AGREEMENT FOR MY HEALTH & SAFETY COMPANY, LLC

ARTICLE I

INTRODUCTION

Section 1.1. Formation of Limited Liability Company. The undersigned members (each individually a "Member" and collectively the "Members"), have acted as organizers to form a limited liability company under the laws of the State of Indiana by the filing with the Indiana Secretary of State of Articles of Organization (the "Articles") for My Health & Safety Company, LLC (the "Company"), pursuant to the Indiana Business Flexibility Act, Ind. Code §23-18-1 et seq. (the "Act"). The Company's business shall be conducted under such name until such time as all the Members shall hereafter agree otherwise and file amendments to the Articles in accordance with the Act.

This Operating Agreement is subject to, and governed by, the Act and the Articles. In the event of a direct conflict between the provisions of this Operating Agreement and the mandatory provisions of the Act or the provisions of the Articles, such provisions of the Act or the Articles, as the case may be, will be controlling.

Section 1.2. Defined Terms. The terms used in this Agreement with their initial letters capitalized, shall, unless the context otherwise requires, have the meanings specified in this Section 1.2. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires. When used in this Agreement, the following terms shall have the meanings set forth below:

"Accountants" shall mean such firm of independent certified public accountants as may be engaged by the Company from time to time for the purpose of preparing the tax returns for the Company and for the purpose of reviewing the books and records of the Company and its financial reports.

"Affiliate" shall mean any individual, company, corporation, limited liability company, trust, or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the controlled corporation, and, with respect to any individual, company, limited liability company, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

"Agreement" shall mean this Operating Agreement, as originally executed and as amended from time to time, and the words "hereof," "hereto," "hereby" and "hereunder,"

when used with reference to this Agreement, refer to this Agreement as a whole, unless the context requires otherwise.

"Bankruptcy" shall mean, and a Member shall be deemed a "Bankrupt Member", upon (i) the entry of a decree or order for relief against the Member by a court of competent jurisdiction in any involuntary case brought against the Member under any bankruptcy, insolvency or other similar law (collectively, "Debtor Relief Laws") generally affecting the rights of creditors and relief of debtors now or hereafter in effect; (ii) the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under applicable Debtor Relief Laws for the Member or for any substantial part of his assets or property; (iii) the ordering of the winding up or liquidation of the Member's affairs; (iv) the filing of a petition in any such involuntary bankruptcy case, which petition remains undismissed for a period of 180 days or which is not dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (v) the commencement by the Member of a voluntary case under any applicable Debtor Relief Law or hereafter in effect; or (vi) the making by a Member of any general assignment for the benefit of his creditors.

"Board" shall mean the Board of Managing Directors elected from time to time as provided in Article IV.

"Buy-Sell Agreement" means any buy-sell agreement among Managing Directors as defined in Section 8.6.

"Capital Contribution" shall mean the total value of cash and fair market value of property contributed by a Member to the capital of the Company from time to time. Any reference in this Agreement to the Capital Contribution of a then Member shall include a Capital Contribution previously made by any prior Member for the interest of such then Member, reduced by any distribution to such Member in return of "Capital Contribution" as contemplated hereby.

"Code" shall mean the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

"Distributable Cash" means the net income for federal income tax purposes of the Company (i) plus (a) amounts (including depreciation and amortization) deducted as expenses by the Company in computing such net income but not actually paid; and (b) excess previously reserved amounts; and (ii) less (a) all cash expenditures not deducted or amortized in computing such net income including amounts used to repay indebtedness; (b) amounts included in net income but not actually received by the Company; (c) amounts retained by the Company as reserves for working capital and contingencies; (d) amounts paid or retained as reserves for capital improvements or replacements; and (e) any amounts required to be reserved or retained pursuant to debt instruments. Distributable Cash shall be computed from the books and records of the Company.

"Entity" means any general partnership, limited partnership, corporation, insurance company, joint venture, trust, business trust, cooperative or association.

"Exempt Transaction" means any transfer of an Interest of a Member to a spouse, child or grandchild of a Member, or to a trust in which such individuals are primary beneficiaries, so long as the Member controls the voting rights with respect to such interest.

"Interest" in the Company shall mean a Member's economic rights in the Company at any particular time, including the Member's share of the profits and losses of the Company and the right to receive distributions from the Company as provided in this Agreement.

"Managing Director" means any person elected to serve on the Board from time to time.

"Minimum Gain" means the excess of (a) the outstanding principal balance (excluding any portion of such principal balance which would not be treated as an amount realized under Section 1001 of the Code or Regulation 1.1001-2 thereunder if such debt were foreclosed upon) of any non-recourse debt (that is, debt with respect to which none of the Members has any personal liability as determined under Regulation 1.752-1(e)) of the Company secured by the assets of the Company plus the amount of any accrued but unpaid interest thereon, over (b) the adjusted basis of the assets of the Company for Federal income tax purposes.

"Officer" means any Managing Director or other party selected as an officer of the Company by the Board from time to time.

"Percentage Interest" of a Member shall mean the percentage of such Member set forth opposite the name of such Member under the column "Percentage Interest" in Exhibit A hereto, as such percentage may be adjusted from time to time pursuant to the terms hereof.

"Person" means any individual or Entity.

"Pro Rata Part" means the proportion that a Percentage Interest of a Member bears to the aggregate Percentage Interests in the Company of all Members.

ARTICLE II

NAME, PURPOSE, PRINCIPAL OFFICE AND TERM

Section 2.1. Name. The name of the Company shall be My Health & Safety Company, LLC.

Section 2.2. Purpose. The purpose of the Company is to distribute products related to health care and safety via catalogue, printed or electronic. The Company may engage in any

and all activities related or incidental to the aforementioned purposes, including the formation of subsidiaries which may engage in similar or related activities or services; provided, however, that the Company shall not engage in any business prohibited by the Act.

Section 2.3. Principal Office. The principal office of the Company shall be located at 8003 Castleway Drive, Suite 200, Indianapolis, Indiana 46250, or such other place as may from time to time be determined by the Board.

Section 2.4. Term. The term of the Company shall commence on the date hereof, and shall be perpetual unless sooner dissolved as hereinafter provided.

ARTICLE III

MEMBERS, MEMBERSHIP INTERESTS

Section 3.1. Names, Addresses and Capital Contributions of Members. The Members, their respective addresses, their Capital Contributions to the Company, and their respective Percentage Interest in the Company are set forth on Exhibit A, attached hereto and made a part hereof.

Section 3.2. Form of Contributions. Capital Contributions may be in the form of cash, property, services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services for the Company. No Member shall be required to make any Capital Contributions to the Company other than the Capital Contributions required to be made by such Member under Section 3.1 hereof.

Section 3.3. Certificates for Membership Interests. A Member's Interest in the Company may be represented by a Certificate of Membership. The exact form of a Certificate of Membership shall be determined by the Members.

Section 3.4. Capital and Capital Accounts.

(a) The Company shall maintain a separate capital account ("Capital Account") for each Member under tax accounting principles of Treasury Regulation Section 1.704-1(b) (2)(iv) (subject to mandatory or optional adjustments permitted under the Code or regulations thereunder) and shall furnish each Member with a statement of his Capital Account as of the close of each fiscal year. The Capital Account of each Member shall be equal to his Initial Capital Contribution:

(i) Increased By:

(1) Any additional Capital Contributions;

(2) Profits and gains allocated to him pursuant to ARTICLE VI hereof.

(ii) Decreased By:

(1) The amount of any cash distribution, plus the fair market value of any property distribution net of liabilities secured by such distributed property that such Member is considered to have assumed or taken subject to under Code Section 752, made to him;

(2) Expenses described in Code Section 705(a)(2)(B) that are allocated to a Member; and

(3) Losses allocated to him pursuant to ARTICLE VI hereof.

For Capital Contributions of property (other than cash) or services the Capital Account of the contributing Member shall be credited with the value of such property (net of liabilities assumed by the Company or liabilities to which the contributed property is subject). Capital Accounts shall also be adjusted for distributions in kind as provided in Section 7.4.

(b) As required by Treasury Regulation Section 1.704-1 (b)(2)(iv), upon distribution of property from the Company to a Member the Capital Accounts of all the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in the distributed property would be allocated among the Members as if a taxable disposition of the property at fair market value had occurred on the date of distribution.

(c) No interest shall be paid on Capital Contributions by Members and no Member shall have the right to withdraw his Capital Contribution or to demand and receive property of the Company or any distribution in return for his Capital Contribution, except as may be specifically provided in this Agreement or required by the Act. No Member shall receive out of Company property any part of his Capital Contribution until: (1) all liabilities of the Company, except liabilities to Members on account of their Capital Contributions have been paid or there remains property of the Company sufficient to pay them; and (2) the consent of all Members is had, unless the return of Capital Contributions may be rightfully demanded as provided in this Agreement or is required by the Act. In no event shall any Member be entitled to receive any distribution as long as his Capital Account shall have a negative balance.

(d) Subject to the provisions of subsection (c) of this section, a Member may rightfully demand the return of his Capital Contribution on the dissolution of the Company.

Section 3.5. Admission of Additional Members. The Members may admit to the Company additional Member(s) who will participate in the profits, losses, Distributable Cash, and ownership of the assets of the Company only upon the unanimous approval of the Members. Admission of such additional Member(s) may result in a dilution of the Interests of the then Members. Admission shall be upon such terms prescribed by the Board, including limitations on voting rights.

Section 3.6. Limitation on Liability. No Member shall be personally liable under a judgment, decree, or order of the court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law. No Member shall be required to loan any funds to the Company. No Member shall be required to make any contribution to the Company by reason of any negative balance in his Capital Account, nor shall any negative balance in a Member's Capital Account create any liability on the part of the Member to any third party.

Section 3.7. Individual Authority. No Member, acting alone, shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of the Company, provided that the Members may at a duly called meeting thereof, or by unanimous written consent, adopt resolutions authorizing one or more Members to take action on behalf of the Company, including the execution and delivery of instruments, agreements and documents binding the Company to obligations, liabilities, debts, duties or other responsibilities. Notwithstanding the foregoing, no Member shall have any authority to act for, or to undertake or assume, any obligation, debt, duty or responsibility on behalf of any other Member without the prior written authorization of such Member.

Section 3.8. No Member Responsible for Other Member's Commitment. In the event that any Member (or any of such Member's shareholders or Affiliates) has incurred any indebtedness or obligation prior to the date hereof that relates to or otherwise affects the Company, neither the Company nor any other Member shall have any liability or responsibility for or with respect to such indebtedness or obligation unless such indebtedness or obligation is assumed by the Company pursuant to a written instrument signed by all Members. Furthermore, neither the Company nor any Member shall be responsible or liable for any indebtedness or obligation that is hereafter incurred by any other Member (or any of such Member's shareholders or Affiliates). In the event that a Member or any of such Member's shareholders or Affiliates (collectively, the "liable Member"), whether prior to or after the date hereof, incurs (or has incurred) any debt or obligation that neither the Company nor the other Members is to have any responsibility or liability for, the liable Member shall indemnify and hold harmless the Company and the other Members from any liability or obligation they may incur in respect thereof.

ARTICLE IV

MANAGEMENT AND CONTROL OF BUSINESS

Section 4.1. Members' Actions.

(a) Annual meetings of the Members shall be held each year in June in such place as the Members may determine. Special meetings of the Members, as provided in subsection (c) of this section, may be called by Members representing in the aggregate of at least 50% of the Percentage Interests in the Company.

(b) The Company shall deliver or mail written notice stating the date, time, and place of any meeting of Members and, in the case of a special Members' meeting or when otherwise required by law, a description of the purposes for which the meeting is called, to each Member of record entitled to vote at the meeting, at such address as appears in the records of the Company, such notice to be mailed at least ten (10), but not more than sixty (60), days before the date and time of the meeting. A Member may waive notice of any meeting, before or after the date of the meeting, by delivering a signed waiver to the Company for inclusion in the minutes of the Company. A Member's attendance at any meeting, in person or by proxy: (1) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (2) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.

(c) Except as otherwise stated herein, the record date for the purpose of determining the Members entitled to notice of a Members' meeting, for demanding a special meeting, for voting, or for taking any other action shall be the tenth (10th) day prior to the date of the meeting or other action.

(d) A Member may appoint a proxy to vote or otherwise act for the Member pursuant to a written appointment form executed by the Member or the Member's duly authorized attorney-in-fact. An appointment of a proxy is effective when received by the Members of the Company. The general proxy of a fiduciary is given the same effect as the general proxy of any other Member. A proxy appointment is valid for eleven (11) months unless otherwise expressly stated in the appointment form.

(e) At any meeting of Members, each Member entitled to vote shall have a number of votes equal to the product of: (1) his or her Percentage Interest as set forth on Exhibit A hereto, as the same may be amended from time to time, times (2) one hundred (100). Action on a matter is approved if it receives approval by at least fifty percent (50 %) of the total number of votes entitled to be cast by all Members in the Company entitled to vote at such meeting or such greater number as may be required by law, the Articles or this Operating Agreement for the particular matter under consideration. Upon the occurrence of an Event of Dissociation (as defined herein), a Former Member (as defined herein) shall not be entitled to vote in determining whether the Company shall purchase the interest of such Former Member as permitted in Section 8.1 hereof. Also, any assignee of a Member's Interest in the Company shall not be entitled to vote or participate on any matters at any meeting unless such assignee becomes a substitute Member as contemplated in Section 8.4 hereof.

(f) Subject to subsection (c) of this Section and if permitted by the applicable laws of the State of Indiana, any action required or permitted to be taken at a Members' meeting may be taken without a meeting if the action is taken by all of the Members entitled to vote on the action. The action must be evidenced by one or more written consents describing the action to be taken, signed by all the Members entitled to vote on the action, and delivered to

the Company for inclusion in the minutes. The record date for determining Members entitled to take action without a meeting is the first date a Member signs the consent to such action.

(g) Any or all Members may participate in any annual or special Members' meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting. A Member so participating is deemed to be present in person at the meeting.

(h) At any annual or special Members' meeting the Board shall appoint a person to preside as chairman at the meeting and a person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting which shall be placed in the minute book of the Company.

Section 4.2. Management Vested in Board of Managing Directors.

(a) The business, property and affairs of the Company shall be managed and controlled by the Board and, subject to such restrictions, if any, as may be imposed by law or by this Agreement, the Board may, and is fully authorized to, do all such lawful acts and things as may be done by the Company which are not directed or required to be exercised or done by the Members.

(b) The Board shall be composed of six (6) persons. The Board shall consist of Mark Rupp, Tyce W. McIntosh, Gary L. Nead, Lee Melchi, Brad Thomas and Tim Faust, each of whom shall remain on the Board so long as they are a Member notwithstanding Section 4.2(c). The exact size of the Board shall be determined and changed from time to time by resolution adopted by the Members.

(c) Except as otherwise provided in this Section 4.2(b), the Board shall be elected each year at the annual meeting of the Members, or at any special meeting of the Members. Each such Managing Director shall hold office, unless he/she is removed in accordance with the provisions of this Agreement or he/she resigns or dies or becomes so incapacitated he/she can no longer perform any of his/her duties as a Managing Director, for the term for which he/she is elected and until his/her successor shall have been elected and qualified. The Board may admit additional Members under Section 3.5 hereof and designate whether such additional Members are entitled to vote for the Board.

(d) Any Managing Director may resign at any time by delivering written notice to the Board. A resignation is effective when the notice is delivered unless the notice specifies a later effective date. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(e) Vacancies occurring in the membership of the Board caused by resignation, death or other incapacity, or increase in the number of Managing Directors shall be filled by a unanimous vote of the remaining Managing Directors, or if the Board of Managing Directors is made up of one (1) member by the affirmative vote of that Member and each Managing

Director so elected shall serve until the next meeting of the Members, or until a successor shall have been duly elected and qualified.

(f) The Board shall meet annually, without notice, immediately following, and at the same place as, the annual meeting of the Members.

(g) Regular meetings shall be held at such times and places, either within or without the State of Indiana, as may be determined by the Board.

(h) Special meetings of the Board may be called by any two (2) Managing Directors, at any place within or without the State of Indiana upon seven (7) days notice specifying time, place and general purposes of the meeting, given to each Managing Director personally, by telephone, telegraph, teletype, or other form of wire or wireless communication.

(i) The Secretary or an Assistant Secretary shall give notice of each special meeting, and of the date, time and place of the particular meeting, in person or by mail, or by telephone, teletype or other form of wire or wireless communication, and in the event of the absence of the Secretary or an Assistant Secretary or the failure, inability, refusal or omission on the part of the Secretary or an Assistant Secretary so to do, any other Officer of the Company may give such notice.

(j) A Managing Director may waive any notice required by law or this Agreement before or after the date and time stated in the notice. Except as otherwise provided in this Section, the waiver by the Managing Director must be in writing, signed by the Managing Director entitled to the notice and included in the minutes or filed with the Company records. A Managing Director's attendance at or participation in a meeting waives any required notice to the Managing Director of the meeting unless the Managing Director at the beginning of the meeting (or promptly upon the Managing Director's arrival) objects to holding of the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

(k) Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or any waiver of notice of such meeting. Any and all business of any nature or character whatsoever may be transacted and action may be taken thereon at any meeting, regular or special, of the Board.

(l) Three-Fourths of the Managing Directors fixed by, or serving in the manner provided in, this Agreement shall constitute a quorum for the transaction of any and all business. At any meeting, regular or special, of the Board, if there be less than a quorum present, then such Managing Director may adjourn the meeting from time to time without notice until the transaction of any and all business submitted or proposed to be submitted to such meeting or any adjournment thereof shall have been completed. In the event of such adjournment, written, telegraphic or telephonic announcement of the time and place at which

the meeting will reconvene must be provided to all Managing Directors. All actions of the Board shall require the approval of three-fourths of the Managing Directors.

(m) A Managing Director of the Company who is present at a meeting of the Board at which action or any Company matter is taken shall be presumed to have assented to the action taken unless his/her dissent or abstention shall be entered in the minutes of the meeting or unless he/she shall file his/her written dissent or abstention to such action with the presiding officer of the meeting before the adjournment thereof or to the Secretary of the Company immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to a Managing Director who voted in favor of such action.

(n) Any action required or permitted to be taken at a meeting of the Board or any committee thereof may be taken without a meeting if the action is taken by all the members of the Board or committee, as the case may be. The action must be evidenced by one or more written consents describing the action taken, signed by each Managing Director or committee member, and included in the minutes or filed with the company records reflecting the action taken. Such action is effective when the last Managing Director or committee member signs the consent, unless the consent specifies a different prior or subsequent effective date. Such consent shall have the same force and effect as a vote at a meeting, and may be described as such in any document or instrument.

(o) The Board, by resolution adopted by a vote of three-fourths of the Managing Directors, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in such resolution or in this Agreement, shall have and may exercise such authority of the Board as shall be expressly delegated by the Board from time to time; except that no such committee shall have the authority of the Board in reference to (a) approving a plan of merger or sale of substantially all of the assets of the Company; (b) authorizing dividends or distributions; (c) approving or proposing to Members action that requires Member approval; (d) filling vacancies in the Board or in any of its committees; or (e) electing or removing Officers or Members of any such committee. A majority of all the members of any such committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have the power at any time to change the number and members of any such committee, to fill vacancies and to discharge any such committee.

(p) Any or all Managing Directors may participate in and hold a regular or special meeting of the Board or any committee thereof by, or through the use of, any means of conference telephone or other similar communications equipment by which all Managing Directors participating in the meeting may simultaneously hear each other during the meeting. Participation in a meeting pursuant to this Section shall constitute presence in person at such meeting, except where a Managing Director participates in the meeting for the express purpose of objecting to holding the meeting or transacting business at the meeting on the ground that the meeting is not lawfully called or convened.

Section 4.3. Officers. The Officers of the Company shall be appointed at the discretion of the Board from time to time. Initially, each Managing Director shall be an officer of the Company with no other officers of the Company, until such time as the Board may determine to appoint additional officers.

Section 4.4. Powers of the Company.

(a) The Managing Directors, acting upon approval by three-fourths of the Managing Directors, shall have all necessary powers to carry out the purposes, business, and objectives of the Company, including, but not limited to, the right to enter into and carry out contracts of all kinds; to employ employees, agents, consultants and advisors on behalf of the Company, including employing Managing Directors and compensating same as employees or independent contractors; to lend or borrow money and to issue evidences of indebtedness; to bring and defend actions in law or at equity; and to buy, own, manage, sell, lease, mortgage, pledge or otherwise acquire or dispose of Company property, subject to the provisions contained in Section 4.8 herein.

(b) The powers of the Managing Directors shall be limited if their conduct could result in a change in the amount or character of a Member's Capital Contribution, a change in the character of the business of the Company, or a false or erroneous statement in the Articles of Organization of the Company. Such changes will require written consent of fifty percent (50%) in interest of the Members, and may require an amendment to the Articles of Organization, and a filing of the amendment with the Indiana Secretary of State.

(c) The Managing Directors may cause the Company to employ competent persons as employees to assist it in carrying out the administration of the business. Such assistance may include, but is not limited to: authenticating the records of the Company, including keeping correct and complete books of account in such place or places as the Members shall determine which show accurately at all times the financial condition of the Company, safeguarding all funds, notes, securities, and other valuables which may from time to time come into possession of the Company, and depositing all funds of the Company with such depositories as the Board shall designate.

(d) Every contract, deed, mortgage, lease and other instrument executed by any Officer shall be conclusive evidence in favor of every person relying thereon or claiming thereunder that at the time of the delivery thereof: (1) the Company was in existence, and (2) the execution and delivery of such instrument was duly authorized by the Company. Any person may always rely on a certificate addressed to him/her and signed by any Officer as to:

(i) who are the Members and Managing Directors hereunder;

(ii) the existence or non-existence of any fact which constitutes a condition precedent to acts by the Members and Managing Directors or in any other manner germane to the affairs of the Company;

(iii) who is authorized to execute and deliver any instrument or document of the Company;

(iv) the authenticity of any copy of the Articles, this Agreement, amendments thereto and any other document relating to the conduct of the affairs of the Company; or

(v) any act or failure to act by the Company or as to any other matter whatsoever involving the Company.

Section 4.5. Reimbursement of Expenses. Any Managing Director or Officer shall be entitled to reimbursement from the Company of all expenses of the Company reasonably incurred and paid by such person on behalf of the Company.

Section 4.6. Organization Expenses. The Company shall pay all expenses incurred in the organization of the Company.

Section 4.7. Other Activities. A Managing Director shall devote such reasonable time and effort to its Company's business as the Board shall deem necessary to manage and supervise its affairs in an efficient and businesslike manner; provided, however, a Managing Director need not devote his full time to the management of the Company's affairs. A Managing Director may have other investments that may require his attention and nothing shall prevent him from giving priority to those other requirements so long as the effort does not inhibit his ability to discharge his duties as a Managing Director of the Company. The Board in its discretion may require any Managing Director, or any employee employed by the Company, to enter into a Non-Competition Agreement as a condition to such office or employment.

ARTICLE V

ACCOUNTING AND RECORDS

Section 5.1. Records and Accounting. The books and records of the Company shall be kept at the principal office of the Company, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

Section 5.2. Access to Accounting Records. All books and records of the Company shall be maintained at the Company's principal place of business, and each Member, and his duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

Section 5.3. Annual and Tax Information. The Managing Directors shall use their best efforts to cause the Company to deliver to each Member within ninety (90) days after the end of each fiscal year all information necessary for the preparation of such Members' federal income tax return. The Managing Directors shall also use their best efforts to cause the Company to prepare, within ninety (90) days after the end of each fiscal year, a financial report of the Company for such fiscal year, containing a balance sheet as of the last day of the year then ended, an income statement for the year then ended, and a statement of reconciliation of the Capital Accounts of the Members.

Section 5.4. Accounting Decisions. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Board. The Board may rely upon the advice of the Accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes.

Section 5.5. Federal Income Tax Elections. The Company may make all appropriate elections for federal income tax purposes as determined by the Board.

Section 5.6. Annual Evaluation of Assets. To the extent not supplied pursuant to Section 5.3, the Company, within ninety (90) days after the end of each fiscal year, shall provide the Members an annual evaluation of all investment assets owned by the Company at the end of such preceding year.

ARTICLE VI

ALLOCATIONS

Section 6.1. Operating Income Allocation. Except as provided in Section 6.2, all items of income, gain, deduction and credit of the Company shall be allocated among the Members for income tax and capital account purposes as follows:

(1) First, ordinary income and then gain shall be allocated to the Members in an amount equal to the aggregate deficits in their capital accounts pro rata in the same ratio as each Member's deficit balance bears to the aggregate capital account deficit of all Members, it being the intent that to the extent possible, all Members with deficit capital account balances be allocated sufficient income and gain to bring their capital account balances to zero.

(2) Then, ordinary income and then gain shall be allocated to Members pro rata in accordance with the Percentage Interests shown on Exhibit "A".

Section 6.2. Sale Gain, and Loss Allocation. (a) All taxable gain or income from the sale or exchange of assets of the Company shall be allocated as follows:

(1) First, ordinary income and then gain shall be allocated to the Members in an amount equal to the aggregate deficits in their capital accounts pro rata in the same ratio

as each Member's deficit balance bears to the aggregate capital account deficit of all Members, it being the intent that to the extent possible, all Members with deficit capital account balances be allocated sufficient income and gain to bring their capital account balances to zero.

(2) Then, any balance of such income and gain shall be allocated to Members pro rata in accordance with the Percentage Interests shown on Exhibit "A".

(b) Losses from the operations or from sale, exchange or other disposition of the assets of the Company shall be allocated as follows:

(1) First, to the extent that the balance in a Member's capital account exceeds the Capital Contribution of the Member (the "Excess Balance"), such losses shall be allocated among all Members with Excess Balances pro rata in proportion to such Excess Balances until their Excess Balances are reduced to zero.

(2) Second, to the Members in an amount equal to the aggregate positive amounts in their capital accounts pro rata in the same ratio as each Member's positive balance bears to the positive balance of all Members, it being the intent to the extent possible that all Member's with positive capital account balances be allocated sufficient loss to bring their capital account balances to zero.

(3) Third, the balance of such losses shall be allocated to Members pro rata in accordance with the Percentage Interests shown on Exhibit "A".

(c) "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the Company;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Board as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company and (c) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, however, that the adjustments pursuant to clauses (a) and (b) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 6.2(c)(iv) to the extent the Board determines that an adjustment pursuant to Section 6.2(c)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 6.2(c)(iv).

For purposes of Sections 6.1, 6.2(a), 6.2(b) and 6.5, the determination of depreciation, amortization, gain, or loss with respect to Company property shall be made with reference to the Gross Asset Value of such property.

(d) To the extent of any recapture income resulting from the sale or other taxable disposition of a Company asset, the amount of any gain from such disposition allocated to (or recognized by) a Member (or its successor in interest) for federal income tax purposes pursuant to the above provisions shall be deemed to be recapture income to the extent such Member has been allocated or has claimed any deduction directly or indirectly giving rise to the treatment of such gain as recapture income. Any recapture of investment tax credits or other credits shall be taken into account by those Members to whom such credits were allocated as required under the Code and applicable Treasury Regulations.

(e) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value computed in accordance with Section 6.2(c)(i) hereof. In the event the Gross Asset Value of any Company asset is adjusted pursuant to Section 6.2(c)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 6.2(e) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of profits, losses, other items, or distributions pursuant to any provision of this Agreement.

Section 6.3. Allocations. Items of Company income, gain, loss, deduction or credit shall be determined at the end of each of the Company's fiscal years and apportioned among Members first, based on the extent such items were utilized in calculating distributions of Distributable Cash received by the respective Members, then based upon their Percentage Interest in the Company at the end of each year; provided, however, annual allocations apportioned to Members who were not Members for the entire year shall be reduced pro rata,

based upon the number of days in the year during which the Member was not a member of the Company.

Section 6.4. Gross Income Allocation. In the event payments by the Company to a Member or its Affiliates for management or other services for any year or years are determined to be nondeductible expenses for tax purposes, Company gross income for such year, or subsequent years as necessary, shall be specially allocated in the amount of such payments pro rata to the Member or its Affiliates receiving such payments.

Section 6.5. Limitations. Notwithstanding the provisions of Section 6.1 and 6.2 above, if at the end of any fiscal year the sum of the deficit balances of Members' capital accounts exceeds the Minimum Gain, Members with deficits in their capital accounts shall, to the extent possible and as rapidly as possible, be allocated income, if any, pro rata in amounts which will eliminate such excess. Any items included in profits or losses which constitute "member nonrecourse deduction" as defined in Treasury Regulation Section 1.740-2(i)(1) shall be allocated to the Member that bears the economic risk of loss for the liability to which such Member nonrecourse deductions relate. Profits and losses shall be allocated as though this Agreement contains (and there are hereby incorporated herein by reference) a qualified income offset provision, a minimum gain chargeback provision, and a nonrecourse debt minimum gain chargeback provision which comply, respectively, with the requirements of Treasury Regulation Sections 1.704-1(b)(2)(ii)(d), 1.704-2(f) and (g) and 1.704-2(i)(4) and (5). The application of this Section 6.5 and determinations made hereunder shall be made by the Board in consultation with the Company's accountants and lawyers.

ARTICLE VII

DISTRIBUTIONS

Section 7.1. Distributions of Distributable Cash. Except as otherwise determined by the unanimous consent of the Members, Distributable Cash of the Company shall be distributed as follows:

(1) First, to the Members until they receive an amount equal to the amount by which any positive balances in their capital accounts exceeds the amount of their Capital Contribution. If there are insufficient funds to repay the Members the entire amount of such Excess Balances, then the available amount shall be distributed among the Members pro rata based upon the relative amount of the Excess Balances.

(e) Then, any remaining funds shall be distributed pro rata to the Members in accordance with the Percentage Interests shown on Exhibit "A".

Section 7.2. Amount of Distributable Cash. The amount of Distributable Cash, and any expenses, reserves or other reductions to Distributable Cash, shall be determined by the Board.

Section 7.3. Timing. Distributions, if any, shall be made by the Company at the end of each quarter of each fiscal year, if feasible, and in any event following the end of each fiscal year after allocations under ARTICLE VI are made within such time determined by the Board. Distributions shall be made only to Persons who are Members (or those entitled to the benefits of a Member's Interest) during the period of time for which the distribution is made. If an Interest in the Company has been transferred during the period, the amount distributable with respect to that Interest shall be divided among the transferor and transferee of the Interest ratably based on the number of days each owned the Interest during the period.

Section 7.4. Form of Distributions. Members shall have no right to demand that any distribution be made other than in cash or in kind; and the Company may make distributions in kind. If the Board shall determine that a portion of the Company's assets should be distributed in kind to the Members, they shall obtain an independent appraisal of the fair market value of such assets as of a date reasonably close to the date of distribution. Any unrealized appreciation or loss with respect to such asset shall be allocated among the Members pursuant to ARTICLE VI assuming that such asset had been sold for its appraised value and taken into consideration in determining the balance in the Members' Capital Accounts. Distribution of assets in kind to Members shall be considered a distribution of an amount equal to the asset's appraised fair market value.

ARTICLE VIII

CHANGES IN MEMBERS

Section 8.1. Events of Dissociation.

(a) The withdrawal, death, adjudicated incompetency, Bankruptcy or dissolution of a person as a Member (but not the termination of any employment by the Company of a Member or the transfer pursuant to an Exempt Transaction), or the occurrence of any other event which terminates the continued membership of a Member in the Company (an "Event of Dissociation"), shall dissolve the Company unless the Board (exclusive of the vote of dissociated Member, if a Managing Director), unanimously consents to the continuation of the business of the Company within ninety (90) days after the Event of Dissociation ("Consent").

(b) Upon the occurrence of the Event of Dissociation, the Member whose actions or conduct result in the Event of Dissociation, including any Member who has transferred his or her Interest pursuant to the Exempt Transaction in which the transferee does not become a Substitute Member under Section 8.4 ("Former Member") shall cease to be a Member. If the Company is to be continued by virtue of the Consent, the Company shall have the option of purchasing the Interest of any Former Member subject to any Buy-Sell Agreement between the Managing Directors.

(c) If the Former Member's Interest in the Company is to be purchased by the Company hereunder, the purchase price shall be an amount equal to the fair market value of the Interest. The Company and the representative of the Former Member shall attempt for a period of sixty (60) days after the Consent to reach a mutual agreement as to the fair market value of the Interest. If the parties are unable during such time to arrive at such value, then, the fair market value shall be the amount determined by an appraisal conducted by an appraiser mutually agreed upon between the Former Member and the Company, or if such parties cannot agree on an appraiser, shall be an amount equal to the average of two values determined by appraisals conducted by two independent, professional appraisers, one chosen and paid for by each party. If the two appraisals differ by more than ten percent (10%), then either party may elect to have the two appraisers select a third independent, professional appraiser, who shall then select one of the two existing appraisals. Whichever appraisal so selected shall be the fair market value, with the cost of such third appraiser paid by the party who ordered the appraisal which was not selected by such third appraiser.

(d) The purchase price shall be paid by delivery to the Former Member or its successors in interest of a promissory note for the full amount of the purchase price. The promissory note shall contain such provisions as would be usual and customary in a commercial promissory note (except that it may be prepaid at any time without penalty and will provide that it will only be payable from the assets and income of the Company) and shall provide for five (5) equal annual installments of principal together with simple interest, commencing to accrue from the date of closing, at the then current prime rate as announced from time to time by the bank then used by the Company to maintain its primary deposit accounts to fully amortize such purchase price over such five (5) payments with the first payment being due and payable sixty (60) days after the determination of the fair market value of the Former Member's Interest in the Company. The Company shall, at the time of delivery of such promissory note, also deliver to the Former Member or its successors in interest a written indemnification from all existing debts or liabilities of the Company which are permitted by this Agreement and known to the Company and all debts and liabilities of the Company incurred after such closing. The Company and Former Member may mutually agree to distribute property of the Company to the Former Member in lieu of cash or the promissory note. Notwithstanding the foregoing, the initial installment of the promissory note shall be increased to the amount of available life insurance proceeds owned by the Company.

(e) If a Former Member's Interest in the Company is not purchased by the Company pursuant to the foregoing provisions, the Former Member or its successors in interest shall be entitled as an owner of an economic interest in the Company to receive the profits, losses and other economic benefits attributable to that Interest in the Company, but shall not be a Member unless admitted in accordance with the provisions of this Agreement.

Section 8.2. Transfer and Assignment of Members' Interest. Except for Exempt Transactions and any transaction pursuant to any Buy-Sell Agreement between the Managing Directors, no Member shall be entitled to assign, convey, sell, encumber or in any way alienate all or any part of his or its Interest in the Company and as a Member without first complying with the following terms and conditions:

(a) Members wishing to sell, assign or otherwise transfer a portion of their Interest in the Company shall furnish a written notice of that intention to the Company; the notice shall identify the proposed transferee, the terms of the proposed transaction, and such other information as the Board may request;

(b) Within sixty (60) days from the date of receipt of such notice ("Right of First Refusal Period"), the Company may elect to purchase said Interest upon the terms proposed, and the sale shall be consummated within thirty (30) days from the date of the Company's notification;

(c) In the event that the Company does not elect to purchase the Interest, the Company shall notify all of the Members upon the expiration of the Right of First Refusal Period identifying the proposed transaction and providing an additional sixty (60) days from the date of receipt of such notice to purchase. Within said time period, each Member who desires to purchase the Interest proposed to be transferred upon the same terms and conditions as defined in said written notice of intended transfer shall notify the Members;

(d) In the event none of the other Members wish to purchase said Interest upon those terms, the selling Member shall be free to complete the transaction, subject to the other restrictions contained herein and subject to Section 8.4 hereof, within sixty (60) days from the expiration of the second 60 day Right of First Refusal Period;

(e) In the event one of the Members exercises this right to purchase said Interest upon the terms proposed, the sale shall be consummated within thirty (30) days from the date of said Member's notification. In the event more than one of the remaining Members wish to purchase the Interest on the terms proposed, those Members shall each purchase a pro rata share of the Interest being offered for sale based upon their relative interests in the Company.

Section 8.3. Further Restrictions on Transfer. No Member shall assign, convey, sell, encumber or in any way alienate all or any part of his or its Interest in the Company: (1) without registration under applicable federal and state securities laws, or unless he delivers an opinion of counsel satisfactory to the Company that registration under such laws is not required; or (2) if the Interest to be sold or exchanged, when added to the total of all other Interests sold or exchanged in the preceding twelve (12) consecutive months prior thereto, would result in the termination of the Company under Section 708 of the Code.

Section 8.4. Substitute Members. A transferee shall have the right to become a Substitute Member if: (1) the requirements of Section 8.2 hereof are met, (2) the requirements of Section 8.3 hereof are met, (3) such transferee executes an instrument satisfactory to the remaining Members accepting and adopting the terms and provisions of this Agreement, (4) such transferee pays any reasonable expenses in connection with his or her admission as a Member, and (5) upon the written consent of all of the other Members.

A transferee or assignee pursuant to an Exempt Transaction shall have the right to become a Substitute Member if the requirements of (2), (3), (4), and (5) above are satisfied.

A transferee or assignee, including a transferee or assignee pursuant to an Exempt Transaction, of an Interest in the Company who does not become a Substitute Member because of the lack of consent required under (5) above shall have no rights with respect to the Company other than to receive the profits, losses and distributions to which the assigned Member would otherwise have been entitled. A transferee or assignee pursuant to an Exempt Transaction who does not become a Substitute Member takes such Interest subject to the Company's right to acquire such Interest pursuant to Section 8.1 upon an Event of Dissolution with respect to the transferor under such Exempt Transaction.

Section 8.5. Effect of Transfer.

(a) Any permitted transfer of all or any portion of a Member's Interest in the Company will take effect on the first day of the month following receipt by the Members of written notice of transfer. Any transferee of an Interest in the Company shall receive such Interest subject to the restrictions on transfer imposed by this Agreement.

(b) Upon any transfer of a Member's Interest in the Company in violation of this Agreement, the transferee shall have no right to participate in the management of the business and affairs of the Company or to become or exercise any rights of a Member, but such transferee shall only be entitled to receive the share of profits or other compensation by way of income and the return of contributions to which the transferor of such Interest in the Company would otherwise be entitled.

8.6. Buy-Sell Agreement Among Managing Directors. The voting members of the Board of Managing Directors may from time to time enter into such buy-sell agreements with other restrictions on the sale and transferability of their Interest as they shall unanimously agree to (the "Buy-Sell Agreement"). The terms of any Buy-Sell Agreement, or any other agreed to transfer between or among the Managing Directors, shall take priority over the terms and provisions of this Article VIII except as may be otherwise specifically provided for in the Buy-Sell Agreement.

ARTICLE IX

DISSOLUTION

Section 9.1. Dissolution of the Company. The Company shall be dissolved and its affairs wound up on the first to occur of the following:

(a) The Board determines that the Company should be dissolved;

(b) The occurrence of an Event of Dissociation, and the failure of the Board to agree to continue the business of the Company;

(c) The sale of all or substantially all of the assets of the Company; and

(d) At such earlier time as may be provided by applicable law.

Section 9.2. Distributions upon Dissolution. Upon the dissolution of the Company, the Board shall proceed in a reasonable time period to liquidate the Company's assets, and apply and distribute the proceeds all in accordance with the following priorities:

(a) Such proceeds shall first be used to pay the debts and liabilities of the Company and the expenses of liquidation in the order of priority, as provided by law, and to set up any reserves which the Board shall deem reasonably necessary to provide for any contingent or unforeseen liabilities or obligations of the Company. Any reserve so established shall be paid over to an escrow agent to be held in escrow for the purpose of paying such contingent or unforeseen liabilities or obligations for so long as the Board shall deem it necessary, and shall thereafter be distributed to the Board in accordance with subsection (b) below (provided that the establishment of any reserves in accordance with the provisions of this subsection shall not operate to extend the term of the Company); and

(b) The remaining proceeds shall be distributed among the Members in accordance with the provisions of Section 7.1.

Section 9.3. Final Dissolution. The Company shall be dissolved when all property owned by the Company shall have been disposed of and the net proceeds after satisfaction of liabilities to creditors shall have been distributed among the Members as provided herein.

ARTICLE X

INDEMNIFICATION

Section 10.1. Indemnification of Members.

(a) To the extent not inconsistent with the laws and public policies of Indiana, the Company shall indemnify any Member made a party to any proceeding because such individual is or was a Member, as a matter of right, against all liability incurred by such individual in connection with any proceeding; provided that it shall be determined in the specific case in accordance with subsection (d) of this Section that indemnification of such individual is permissible in the circumstances because the individual has met the standard of conduct for indemnification set forth in subsection (c) of this Section. The Company shall pay for or reimburse the reasonable expenses incurred by a Member in connection with any such proceeding in advance of final disposition thereof if: (1) the individual furnishes the Company a written affirmation of the individual's good faith belief that he or she has met the standard

of conduct for indemnification described in subsection (c) of this Section, (2) the individual furnishes the Company a written undertaking, executed personally or on such individual's behalf, to repay the advance if it is ultimately determined that such individual did not meet such standard of conduct, and (3) a determination is made in accordance with subsection (d) that based upon facts then known to those making the determination, indemnification would not be precluded under this Section. The undertaking described in subsection (a)(2) above must be a general obligation of the individual, subject to such reasonable limitations as the Company may permit, but need not be secured and may be accepted without reference to financial ability to make repayment. The Company shall indemnify a Member who is wholly successful, on the merits or otherwise, in the defense of any such proceeding, as a matter of right, against reasonable expenses incurred by the individual in connection with the proceeding without the requirement of a determination as set forth in subsection (c) of this Section. Upon demand by a Member for indemnification or advancement of expenses, as the case may be, the Company shall expeditiously determine whether the Member is entitled thereto in accordance with this Section. The indemnification and advancement of expenses provided for under this Section shall be applicable to any proceeding arising from acts or omissions occurring before or after the adoption of this Section. The indemnification provided for herein shall also apply to any individual who has been designated to act on behalf of a Member.

(b) The Company shall have the power, but not the obligation, to indemnify any individual who is or was an employee or agent of the Company to the same extent as if such individual was a Member.

(c) Indemnification is permissible under this Section only if the individual: (1) conducted himself in good faith, and (2) reasonably believed that his conduct was in or at least not opposed to the Company's best interest; (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful; and (4) is not adjudged in any such proceeding to be liable for willful misconduct or recklessness in the performance of duty. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the individual did not meet the standard of conduct described in this subsection (c).

(d) A determination as to whether indemnification or advancement of expenses is permissible shall be made by any one of the following procedures:

(i) By the Board; or

(ii) By special legal counsel selected by the Board.

(e) A Member of the Company who is a party to a proceeding may apply for indemnification from the Company to the court, if any, conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving notice the court considers necessary, may order indemnification if it determines:

(i) In a proceeding in which the Member is wholly successful, on the merits or otherwise, the Member is entitled to indemnification under this Section, in which case the court shall order the Company to pay the Member his or her reasonable expenses incurred to obtain such court ordered indemnification; or

(ii) The Member is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the Member met the standard of conduct set forth in subsection (c) of this Section.

(f) Indemnification shall also be provided for an individual's conduct with respect to an employee benefit plan if the individual reasonably believed his conduct to be in the interests of the participants in and beneficiaries of the plan.

(g) Nothing contained in this section shall limit or preclude the exercise or be deemed exclusive of any right under the law, by contract or otherwise, relating to indemnification of or advancement of expenses to any individual who is or was a Member of the Company or is or was serving at the Company's request as a director, officer, Member, Managing Director, trustee, employee, or agent of another foreign or domestic company, Company, association, limited liability company, corporation, joint venture, trust, employee benefit plan, or other enterprise, whether for-profit or not. Nothing contained in this Section shall limit the ability of the Company to otherwise indemnify or advance expenses to any individual. It is the intent of this Section to provide indemnification to Members to the fullest extent now or hereafter permitted by the law consistent with the terms and conditions of this Section.

(h) For purposes of this Section:

(i) The term "expenses" includes all direct and indirect costs (including without limitation counsel fees, retainers, court costs, transcripts, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or out-of-pocket expenses) actually incurred in connection with the investigation, defense, settlement or appeal of a proceeding or establishing or enforcing a right to indemnification under this Section, applicable law or otherwise.

(ii) The term "liability" means the obligation to pay a judgment, settlement, penalty, fine, excise tax (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

(iii) The term "party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

(iv) The term "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

(i) The Company may purchase and maintain insurance for its benefit, the benefit of any individual who is entitled to indemnification under this section, or both, against any liability asserted against or incurred by such individual in any capacity or arising out of such individual's service with the Company, whether or not the Company would have the power to indemnify such individual against such liability.

ARTICLE XI

COMPANY FUNDS

The funds of the Company shall be deposited in the Company's name in such bank account or accounts, or invested in such interest bearing or non-interest bearing investments as shall be designated by the Board. All withdrawals from any such bank accounts shall be made only by such duly authorized agents designated by the Board. The Company funds shall not be commingled with those of any other person.

ARTICLE XII

MISCELLANEOUS

Section 12.1. Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter hereof. This Agreement and the Articles replace and supersede all prior agreements by and among the Members or any of them. This Agreement and the Articles supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Agreement or the Articles will be binding on the Members or have any force or effect whatsoever.

Section 12.2. Governing Law; Forum. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Indiana. Any legal action or other proceeding commenced based upon this Agreement shall be brought in or transferred to an Indiana State Court sitting in Marion County or Boone County, Indiana. The parties to the Agreement hereby consent and irrevocably submit to the jurisdiction of such courts and irrevocably waive the defense of an inconvenient forum to the maintenance of such action or proceeding.

Section 12.3. Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective distributees, successors and assigns.

Section 12.4. Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm

or corporation may in the context require. Any reference to the Act, Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

Section 12.5. Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 12.6. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

Section 12.7. Multiple Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. However, in making proof hereof it will be necessary to produce only one copy hereof signed by the party to be charged.

Section 12.8. Additional Documents and Acts. This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and assigns subject to the express provisions hereof relating to successors and assigns, and no other person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 12.9. References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

Section 12.10. Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to a Member at the address specified in Exhibit A hereto. Any Member or the Company may, at any time by giving five (5) days prior written notice to the other Members and the Company, designate any other address in substitution of the foregoing address to which such notice will be given.

Section 12.11. Amendments. All amendments to this Agreement will be in writing and signed by all the Members.

Section 12.12. Title to Company Property. Legal title to all property of the Company will be held and conveyed in the name of the Company.

Section 12.13. Reliance on Authority of Person Signing Agreement. In the event that a Member is not a natural person, neither the Company nor any Member will: (1) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (2) be required to see to the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

Section 12.14. Legal Representation. The Members acknowledge that the law firm of Henderson, Daily, Withrow & DeVoe, counsel to the Company, has prepared this Operating Agreement on behalf of the Company. The law firm of Henderson, Daily, Withrow & DeVoe does not represent any Member on an individual basis in connection with the transactions contemplated in connection with the organization of or investment in the Company, and each Member is directed to seek its own independent counsel with regard to its individual representation in such matters.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth opposite their signatures, to be effective, however, as of the date the Articles of Organization of the Company are accepted for filing by the Indiana Secretary of State.

DATED: 12/16/04 — Mark Rupp

DATED: 12-16-04 — Lee Melchi

DATED: 12-16-04 — Timothy Faust

DATED: 12-16-04 — Gary Nead for MTG

DATED: 12-17-04 — Brad Thomas

EXHIBIT A

1. NAME: Mark Rupp

   ADDRESS: 808 Ley Road, Fort Wayne, IN 46808

   PERCENTAGE INTEREST: 20 PERCENT

   CAPITAL CONTRIBUTION: $10,000

2. NAME: Lee Melchi

   ADDRESS: 808 Ley Road, Fort Wayne, IN 46808

   PERCENTAGE INTEREST: 20 PERCENT

   CAPITAL CONTRIBUTION: $10,000

3. NAME: Timothy Faust

   ADDRESS: 6241 Seminole Drive, Indianapolis, IN 46259

   PERCENTAGE INTEREST: 20 PERCENT

   CAPITAL CONTRIBUTION: Operational Management Services

4. NAME: MTG, LLC

   ADDRESS: 8003 Castleway Drive, Suite 200, Indianapolis, IN 46250

   PERCENTAGE INTEREST: 20 PERCENT

   CAPITAL CONTRIBUTION: Financial Management Services

5. NAME: Bradley K. Thomas

   ADDRESS: P.O. Box 25, Waterloo, IN 46793

   PERCENTAGE INTEREST: 20 PERCENT

   CAPITAL CONTRIBUTION: $10,000.00